Exhibit (d)(4)

RULES OF THE

FLUIDIGM CORPORATION

2011 EQUITY INCENTIVE PLAN

FOR OPTIONS GRANTED TO

FRENCH PARTICIPANTS

1.	Introduction.

(a)          The Board of Directors (the “Board”) of Fluidigm Corporation (the “Company”) has established the 2011 Equity Incentive Plan, which was last amended and approved by the Company’s stockholders on August 1, 2017 (the “U.S. Plan”), for the benefit of certain eligible persons, including employees of the Company and its subsidiaries, including its subsidiaries in France (each, a “French Entity”), of which the Company holds directly or indirectly at least 10% of the share capital.

(b)          Section 4(b)(viii) of the U.S. Plan authorizes the Board or a committee of the Board (the “Committee”) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of qualifying for favorable tax treatment under applicable foreign laws.

(c)          The Committee has determined that it is advisable to establish specific rules for the purpose of permitting Options granted to employees of a French Entity to qualify for the specific tax and social security treatment available for such grants in France. The Committee, therefore, intends to establish a sub-plan of the U.S. Plan for the purpose of granting Options that qualify for the specific tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended (the “French-Qualified Options”), to qualifying employees of a French Entity who are residents in France for French tax purposes and/or subject to the French social security regime (the “French Participants”).

(d)          The terms of the U.S. Plan applicable to Options, as set out in Appendix 1 hereto, will, subject to the limitations in the following rules, be incorporated into this document and together constitute the Rules of the Fluidigm Corporation 2011 Equity Incentive Plan for Options Granted to French Participants (this “French Sub-Plan for Options”).

(e)          Under this French Sub-Plan for Options, French Participants will be granted Options only as defined in Section 2(f) hereunder. The provisions of the U.S. Plan permitting the grant of Stock Appreciation Rights, Restricted Stock, Performance Units and Performance Shares are not applicable to grants made under this French Sub-Plan for Options.

2.	Definitions.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the U.S. Plan. In addition, the terms set forth below shall have the following meanings for purposes of grants made under this French Sub-Plan for Options:

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(a)          The term “Closed Period” shall mean a closed period as set forth in Section L. 225-177 of the French Commercial Code, as amended, which is as follows:

(i)	before the end of a period of 20 trading days following the issuance of a coupon granting the right to receive dividends or to purchase Shares;

(ii)	within a period of 10 trading days before and after the disclosure to the public of the Company’s consolidated financial statements or the annual statements;

(iii)	from the date that the corporate management of the Company becomes aware of information that could, if it were disclosed to the public, have a material effect on the quotation price of its stock, until 10 trading days after the day such information is disclosed to the public.

If, after adoption of this French Sub-Plan for Options, the French Commercial Code is amended to modify the definition and/or applicability of the Closed Periods to French-qualified Options, such amendments shall become applicable to any French-Qualified Options granted under this French Sub-Plan for Options to the extent required under French law.

(b)          The term “Effective Grant Date” shall mean the date on which the condition precedent of the expiration of a Closed Period applicable to the French-Qualified Option, if any, is satisfied, which is the first day after any Closed Period. Such condition precedent shall be satisfied when the Board, Committee or other authorized corporate body shall determine that the granting of French-Qualified Options is no longer prevented under a Closed Period. If the Date of Grant does not occur within a Closed Period, the “Effective Grant Date” shall be the same day as the Date of Grant without any need for Board or Committee action.

(c)          The term “Exercise Price” means the price at which a French Participant may purchase the Shares issuable upon exercise of an Option.

(d)          The term “Date of Grant” shall be the date on which the Committee both:

(i)	designates the French Participant; and

(ii)	specifies the terms and conditions of the French-Qualified Option including the number of Shares and the method for determining the Exercise Price.

(e)          The term “Disability” means disability as defined under categories 2 and 3 of Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions.

(f)           “Options” means a right granted under the U.S. Plan to purchase a number of Shares at such Exercise Price, at such times and on such other terms and conditions as are specified in the relevant agreement or other documents evidencing the award (“Option Agreement”). Options shall include both:

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(i)	purchase stock options (rights to acquire Shares repurchased by the Company prior to the date on which the Option becomes exercisable); and

(ii)	subscription stock options (rights to subscribe for newly issued Shares).

3.	Eligibility to Participate.

(a)          Subject to Section 3(b) below, any French Participant who, on the Date of Grant and to the extent required under French law, is either employed under the terms and conditions of an employment contract (“contrat de travail”) with a French Entity or who is a corporate officer of a French Entity (subject to Section 3(b) below), shall be eligible to receive, at the discretion of the Committee, French-Qualified Options under this French Sub-Plan for Options provided he or she also satisfies the eligibility conditions of the U.S. Plan.

(b)          French-Qualified Options may not be issued to corporate officers of a French Entity, other than the managing directors (“mandataires sociaux,” i.e., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the corporate officer is an employee of a French Entity as defined by French law and is otherwise eligible to receive Options under the U.S. Plan.

(c)          French-Qualified Options may not be issued under this French Sub-Plan for Options to employees or corporate officers owning more than ten percent (10%) of the Company’s share capital or to individuals other than employees and corporate officers of a French Entity. Grants of French-Qualified Options under this French Sub-Plan for Options shall not result in any French Participant owning more than ten percent (10%) of the Company’s share capital.

(d)          The aggregate number of Shares underlying French-Qualified Options shall not exceed 10% of the Company’s share capital.

4.	Conditions of the French-Qualified Options.

(a)          Notwithstanding any provision in the U.S. Plan to the contrary, the conditions of the Options granted under this French Sub-Plan for Options shall not be modified after the Date of Grant, except as provided under Section 7 of this French Sub-Plan for Options or except as otherwise authorized under French law.

(b)          The Options will vest and become exercisable pursuant to the terms and conditions set forth in the U.S. Plan, this French Sub-Plan for Options and the respective Option agreement delivered to each French Participant (the “Option Agreement”).

(c)          To the extent required for French-Qualified Options granted by the Company, a specific holding period for the shares or a restriction on the exercise of the Options shall be imposed for French Participants who qualify as a managing director under French law (“mandataires sociaux”) as defined in Section 3(b) above, in the applicable Option Agreement.

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(d)          The method for determining the Exercise Price for the Option shall be fixed by the Board or the Committee on the Date of Grant. The Exercise Price shall be stated in the award agreement or other grant materials distributed to employees. If the French-Qualified Option is considered as granted on the Effective Grant Date, the Exercise Price will be determined in accordance with the method for determining the Exercise Price set forth by the Committee or the Board on the Date of Grant. In no event shall the Exercise Price be less than the greatest of:

(i)	with respect to purchase stock options: the higher of either 80% of the average of the closing price of the Shares during the 20 days of quotation immediately preceding the Effective Grant Date or 80% of the average of the purchase price paid for such Shares by the Company;

(ii)	with respect to subscription stock options: 80% of the average of the closing price of such Shares during the 20 days of quotation immediately preceding the Effective Grant Date; and

(iii)	100% of the Fair Market Value per Share as defined under the U.S. Plan, as determined on the Effective Grant Date.

5.	Exercise of a French-Qualified Option

(a)          At the time a French-Qualified Option is granted, the Board or the Committee shall fix the period within which the Option vests and may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. Specifically, the Board or Committee may provide for a holding period measured from the Date of Grant for the vesting or exercise of the Option or for the sale of shares acquired pursuant to the exercise of an Option, designed to obtain the specific tax and social security treatment pursuant to Section 80 bis of the French Tax Code. Such holding period on the vesting or exercise of French-Qualified Options or on the sale of shares shall be set forth in the Option Agreement. Any restriction on the sale of shares shall be limited to a period of three years after the exercise of the French-Qualified Option.

(b)          Upon exercise of a French-Qualified Option, the full Exercise Price and any required withholding tax and/or social security contributions shall be paid by the French Participant as set forth in the Option Agreement. Under a cashless exercise program, the French Participant may give irrevocable instructions to a stockbroker to properly deliver the Exercise Price to the Company. No delivery, surrendering or attesting to the ownership of previously owned shares having a fair market value on the date of delivery equal to the aggregate Exercise Price of the shares may be used to pay the Exercise Price.

(c)          If a French Participant dies, his or her French-Qualified Options shall thereafter be immediately vested and exercisable in full under the conditions set forth by Section 8 of this French Sub-Plan for Options.

(d)          If a French Participant is terminated or ceases to be employed by the Company or any Subsidiary of the Company, French-Qualified Options will be exercisable according to the provisions of the Option Agreement.

(e)          Shares acquired upon exercise of a French-Qualified Option shall be recorded in the name of the French Participant (except in the event of death of the French Participant) and held, at the discretion of the Company, either (1) by the Company, (2) by a transfer agent designated by the Company, (3) in an account in the name of the French Participant with a broker designated by the Company, or (4) in such manner as the Company may otherwise determine in order to ensure compliance with French law.

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6.	Non-transferability of Options.

Notwithstanding any provision in the U.S. Plan to the contrary and except in the case of death, Options granted under this French Sub-Plan for Options cannot be transferred or surrendered to any third party. In addition, the Options granted under this French Sub-Plan for Options are only exercisable by the French Participant during his or her lifetime.

7.	Adjustments Upon Changes in Control, Dissolution, Merger or Asset Sale.

Adjustments of the French-Qualified Options issued hereunder shall be made to preclude the dilution or enlargement of benefits under the Option in the event of a transaction by the Company listed under Section L. 225-181 of the French Commercial Code, as amended, and in case of a repurchase of shares by the Company if the price is higher than the stock quotation price in the open market, and according to the provisions of Section L. 228-99 of the French Commercial Code, as amended, as well as according to specific decrees. Nevertheless, the Board or Committee, at its discretion, may determine to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the Options may no longer qualify for the French specific tax and social security treatment under French law.

8.	Death and Disability.

In the event of the death of a French Participant prior to termination of employment, all French-Qualified Options shall become immediately vested and exercisable and may be exercised in full by his or her heirs, the legal representative of his or her estate or by the legatee of the French-Qualified Options under his or her last will, for the six-month period following the date of the French Participant’s death. In the event of death of a French Participant after termination of employment but prior to the expiration of the French-Qualified Options, all French-Qualified Options which were vested as of the date of termination of employment may be exercised in full by his or her heirs, the legal representative of his or her estate or by the legatee of the French-Qualified Options under his or her last will, for the six-month period following the date of the French Participant’s death. Any French-Qualified Option that remains unexercised shall expire six months following the date of the French Participant’s death. The six-month exercise period will apply without regard to the term of the French-Qualified Option as described in Section 11 of this French Sub-Plan for Options.

If a French Participant ceases to be employed by the Company or a French Entity by reason of his or her Disability, any French-Qualified Options then outstanding but not previously vested, may vest and become non-forfeitable immediately. The French Participant shall not be subject to any holding periods as described in Section 3(b) of this French Sub-Plan for Options.

9.	Closed Periods.

Notwithstanding any provisions in the U.S. Plan to the contrary and since Shares are traded on a regulated market, French-Qualified Options shall not be granted during a Closed Period to the extent such Closed Periods are applicable to French-Qualified Options granted by the Company.

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10.	Disqualification of French-Qualified Options.

In the event changes are made to the terms and conditions of the French-Qualified Options due to any requirements under the applicable laws of incorporation of the Company, or by decision of the Company’s shareholders, the Board or the Committee, the Options may no longer qualify for the specific French tax and social security regime. If the Options no longer qualify for the specific French tax and social security regime, the Board or Committee may, in its sole discretion, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Options or the exercisability of the Options which may have been imposed under this French Sub-Plan for Options or in the Option Agreement delivered to the French Participant.

11.	Term of French-Qualified Options.

The term of Options granted pursuant to this French Sub-Plan for Options shall be nine and one-half (9 ½) years from the Date of Grant or such shorter term as the Committee or Board may provide for, unless it is extended pursuant to the death provisions in Section 8.

12.	Interpretation.

It is intended that Options granted under this French Sub-Plan for Options shall qualify for the specific tax and social security treatment applicable to Options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration. The terms of this French Sub-Plan for Options shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant guidelines published by French tax and social security administrations and subject to the fulfilment of certain legal, tax and reporting obligations. However, certain corporate transactions may impact the qualification of the Options.

13.	Employment Rights.

The adoption of this French Sub-Plan for Options shall not confer upon the French Participant, or any employees of a French Entity, any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees.

14.	Amendments.

Subject to the terms of the U.S. Plan, the Board and Committee reserve the right to amend or terminate this French Sub-Plan for Options at any time in accordance with applicable French law.

15.	Adoption.

This French Sub-Plan for Options, as amended, was adopted by a meeting of the Compensation Committee of the Board of Directors of the Company on August 14, 2017 and became effective on such date.

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Appendix 1

Fluidigm Corporation 2011 Equity Incentive Plan

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